Exhibit 99.1

For Immediate Release

September 1, 2016

Craig Station owners, regulators and environmental groups reach agreement on proposed revisions to Colorado regional haze plan

•	Agreement will retire a coal-fired generating unit in western Colorado
•	Plan allows for the unit to continue to operate through 2025

The owners of the Craig Station power plant, including PacifiCorp, Platte River Power Authority, Salt River Project, Tri-State Generation and Transmission Association and Public Service Company of Colorado, a subsidiary of Xcel Energy, have reached an agreement with the Colorado Department of Public Health and Environment, U.S. Environmental Protection Agency, WildEarth Guardians and the National Parks Conservation Association to revise the Colorado Visibility and Regional Haze State Implementation Plan (SIP).

Under the proposed revision to the SIP, the 427-megawatt Craig Station Unit 1, which is part of a three-unit generating facility in Craig, Colorado, will be retired by December 31, 2025. The unit will have more stringent limits on annual emissions beginning in 2020.

The agreement affects Unit 1 at Craig Station. Craig Station Unit 2 and Unit 3 will continue to operate and will have emissions controls in place to meet SIP requirements.

The SIP approved in 2014 required significant nitrogen oxides (NOx) emissions reductions for Craig Station Unit 1 by August 2021. The owners reviewed several compliance options to meet the new standard, including installing additional emissions controls and switching fuels.

The owners ultimately decided to seek an extension to the compliance deadline and unit retirement, rather than installing emissions controls. The decision to propose revising the SIP is driven by the state and federal regulatory environment for coal-based generation, current and forecasted market conditions, the significant costs to install additional emissions controls and the best interests of electric consumers.

“Tri-State has worked tirelessly to preserve our ability to responsibly use coal to produce reliable and affordable power, which makes the decision to retire a coal-fired generating unit all the more difficult,” said Mike McInnes, CEO of Tri-State. “We are not immune to the challenges that face coal-based electricity across the country.”

“Platte River continues to focus on diversifying our resource portfolio as part of our board-adopted Strategic Plan,” said Platte River Power Authority General Manager/CEO Jason Frisbie. “This agreement is an important step in that plan. The Yampa Project partnership is composed of electric utilities throughout the western region, and like Platte River all of our partners face challenges associated with balancing their future resource portfolios.

Decommissioning a facility is a complex and impactful decision, and we appreciate Tri-State’s leadership as we work through this process.”

“We support this outcome and appreciate all of the parties coming together to reach an agreement that aligns with our commitment to the environment and to our customers,” said Cindy A. Crane, president and CEO of Rocky Mountain Power, which serves PacifiCorp’s customers in Utah, Wyoming and Idaho.

"Xcel Energy agreed with this approach. We appreciate Tri-State's leadership as operator of the Craig Station and the work done by the joint owners to reach this outcome," said David Eves, president, Xcel Energy - Colorado.

As the operator of Craig Station, Tri-State will work with local officials and the State of Colorado to develop a transition team for those impacted by the retirement.

“We are part of this rural community and understand the retirement of Craig Station Unit 1 will affect our employees, their families, their communities and their very way of life,” said McInnes. “We feel a strong responsibility to provide ample time for our employees and the community to plan for the future, which this agreement allows.”

Under the federal regional haze regulations, the State of Colorado develops and implements a SIP to address visibility in national parks and wilderness areas. Colorado’s plan requires reductions of NOx emissions from generation sources.

Several procedural steps are required to implement the terms of the agreement, including approval by the Colorado Air Quality Control Commission and the EPA.

The retirement will result in carbon dioxide emission reductions that the State of Colorado has set a goal to achieve and will help meet other proposed federal requirements. Tri-State has operated the unit in compliance with stringent environmental requirements and is proud of its environmental record.

Approximately 283 people work at the three-unit, 1,303-megawatt Craig Station. Craig Station Units 1 and 2 make up the Yampa Project, owned by PacifiCorp, Platte River Power Authority, Salt River Project, Tri-State and Public Service Company of Colorado. Tri-State is the sole owner of Unit 3. Construction of Craig Station’s Unit 1 was completed in 1980.

PacifiCorp serves more than 1.8 million customers in the West. PacifiCorp operates as Pacific Power in Oregon, Washington and California, and as Rocky Mountain Power in Utah, Wyoming and Idaho. For more information, visit pacificorp.com.

Platte River Power Authority is a municipal joint action agency. It provides wholesale power and transmission service to the owner communities of Estes Park, Fort Collins, Longmont and Loveland. For more information, visit prpa.org.

SRP is a community-based, not-for-profit public power utility and the largest provider of electricity in the greater Phoenix metropolitan area, serving more than 1 million customers. SRP also is the metropolitan area’s largest supplier of water, delivering about 800,000 acre-feet annually to municipal, urban and agricultural water users. For more information, visit srpnet.com.

Tri-State Generation and Transmission Association, Inc., is the wholesale power supplier, operating on a not-for-profit basis, to 43 electric cooperatives and public power districts that serve more than one million consumers throughout nearly 200,000 square-miles of Colorado, Nebraska, New Mexico and Wyoming. For more information, visit tristate.coop.

Public Service Company of Colorado, a subsidiary of Xcel Energy Inc., (NYSE: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com.

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Contacts:

Tri-State Generation and Transmission Association – Lee Boughey, 303-254-3555

PacifiCorp – Paul Murphy, 800-775-7950

Platte River Power Authority – Pete Hoelscher, 970-229-5204

SRP – Scott Harelson, 602-236-2500

Xcel Energy – Mark Stutz, 303-294-2300

Certain information contained in this press statement are forward-looking statements including statements concerning Tri-State’s plans, future events, and other information that is not historical information. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described from time to time in Tri-State’s filings with the Securities and Exchange Commission. Tri-State’s expectations and beliefs are expressed in good faith, and Tri-State believes there is a reasonable basis for them. However, Tri-State cannot assure you that management’s expectations and beliefs will be achieved. There are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from the forward-looking statements contained herein.